EXHIBIT 5.1


                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                          1285 Avenue of the Americas
                         New York, New York 10019-6064





                                      January 22, 1998





Triarc Companies, Inc.
280 Park Avenue
New York, New York 10017


Ladies and Gentlemen:

            In connection with the Registration Statement on Form S-8 (the "Registration Statement") of Triarc Companies, Inc., a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder, we have been requested by the Company to render this opinion relating to 154,931 shares of Class A Common Stock, par value $.10 per share, of the Company (the "Option Shares") to be issued upon exercise of the options granted under the Triarc Companies, Inc. Stock Option Plan for Cable Car Employees (the "Plan").

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Triarc Companies, Inc.                                              2





            In connection with furnishing this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of
(i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, as amended on or prior to the date hereof, (iii) the By-laws of the Company, as amended on or prior to the date hereof, (iv) the Plan and (v) all such corporate records, agreements and other instruments of the Company, and all such other certificates, agreements and documents, as we have considered relevant and necessary as a basis for the opinion hereinafter expressed.

            In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents and the authenticity of all of such latter documents. In expressing our opinion herein, we have relied, as to certain matters of fact, on representations, statements or certificates of officers of the Company and public officials.

            Based upon the foregoing, and subject to the assumptions, exceptions and qualifications stated herein, we are of the opinion that, when issued in accordance with the terms of the Plan, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

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Triarc Companies, Inc.                                              3





            Our opinion expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder which are currently in effect. Please be advised that no member of this firm is admitted to practice in the State of Delaware.

            We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required by the Act or the rules and regulations of the Commission thereunder.

                                       Very truly yours,

                                PAUL, WEISS, RIFKIND, WHARTON & GARRISON